Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SVF Investment Corp. 3 on Form S-4 of our report dated February 26, 2021, which includes an explanatory paragraph as to the SVF Investment Corp. 3’s ability to continue as a going concern with respect to our audit of the financial statements of SVF Investment Corp. 3 as of December 31, 2020 and for the period from December 11, 2020 (inception) through December 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 4, 2022